GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS RECORD THIRD QUARTER EARNINGS

Q3 EPS Reached A Record of $0.69, Compared to $0.67 Last Year

Provides Q4 EPS Guidance in the Range of $0.77 to $0.80

Provides Current Fiscal Year EPS Guidance in the Range of $2.45 to $2.48

Third Quarter Fiscal 2010 Highlights

-	Global revenues reached $523 million, compared to $528 million last year

-	Product margins improved across all business segments

-	Operating margin reached 18.9% vs. 18.8% last year

-	Cash increased to $345 million, compared to $237 million last year

LOS ANGELES, November 30, 2009 – Guess?, Inc. (NYSE: GES) today reported financial results for the third quarter of its 2010 fiscal year, which ended October 31, 2009.

Third Quarter Fiscal 2010 Results

For the third quarter of fiscal 2010, the Company reported record net earnings of $64.1 million, a slight increase compared to net earnings of $64.0 million for the third quarter of fiscal 2009.  Diluted earnings per share increased 3.0%, reaching $0.69, compared to $0.67 for the prior-year quarter.

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with the position of our Company today.  Our brand enjoys significant momentum worldwide and our management team continues to execute well.  We are gaining share in key markets, generating strong cash flows and delivering solid returns.  As we look into the future, we will continue to fund key growth initiatives and invest in our infrastructure.  International expansion remains a high priority for us and we plan to resume retail development in North America and expand our retail presence in other countries as well.”

Mr. Marciano continued, “Our third quarter financial results exceeded our expectations. Each of our businesses performed better than expected in both revenues and earnings, as our customer continued to respond well to our product assortment in all markets around the world. In addition, we managed well, controlling our costs and inventories tightly to protect our profitability. This solid performance resulted in record third quarter earnings and a significant improvement in our cash flows in the period. There have been many challenges over the past year, and we responded well to them. As a result, we are a stronger company today. Through it all, we have remained true to our brand and focused on our customer, always delivering outstanding product and improving our service in our stores. We strongly believe that we are well positioned to achieve our objectives for growth and profitability.”

Total net revenue for the third quarter of fiscal 2010 decreased 1.0% to $522.8 million from $527.9 million in the prior-year quarter.  Currency translation did not have a material effect on total revenues in the quarter.  The Company’s retail stores in North America generated net revenue of $239.5 million in the third quarter of fiscal 2010, a 1.9% increase from $235.1 million in the same period a year ago.  Comparable store sales decreased 3.4% for the third quarter of fiscal 2010, compared to the same period a year ago.  The Company operated 433 retail stores in the United States and Canada at the end of the third quarter of fiscal 2010 versus 422 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 10.0% to $86.7 million in the third quarter of fiscal 2010, from $78.8 million in the prior-year period.

As expected, net revenue from the Company’s European segment decreased 9.3% to $168.8 million in the third quarter of fiscal 2010, compared to $186.2 million in the prior-year period, due to a shift in shipments from the current year’s third quarter into the second quarter.

Licensing segment net revenue decreased 0.4% to $27.8 million in the third quarter of fiscal 2010, from $27.9 million in the prior-year period.

Operating earnings for the third quarter of fiscal 2010 decreased 0.4% to $99.0 million from $99.4 million in the prior-year period.  Currency translation did not have a material effect on operating profit in the quarter.  Operating margin in the third quarter increased 10 basis points to 18.9%, compared to the prior-year’s quarter.  This operating margin increase was due to higher product margins in all segments and SG&A leverage resulting from strong expense management.  These improvements were nearly offset by occupancy deleverage due to negative comparable store sales and a greater mix of European retail stores.

The Company’s effective tax rate for the quarter was 33%, essentially flat to the prior year quarter.

Nine-Month Period Results

For the nine months ended October 31, 2009, the Company reported net earnings of $156.2 million, a decrease of 5.7% compared to net earnings of $165.7 million for the nine months ended November 1, 2008.  Diluted earnings per share decreased 3.4% to $1.68 per share in the first nine months of the 2010 fiscal year versus $1.74 per share in the comparable nine-month period last year.

Total net revenue for the first nine months of fiscal 2010 decreased 3.0% to $1,486.4 million from $1,532.3 million in the prior-year period.  In constant dollars, total net revenue increased 2.3%.  The Company’s retail stores in North America generated revenue of $674.5 million in the first nine months of fiscal 2010, a 2.2% decrease from $689.4 million in the same period a year ago.  Comparable store sales decreased 6.8% in local currency and 8.6% in US dollars for the nine months ended October 31, 2009, compared to the nine months ended November 1, 2008.  Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, decreased 4.9% to $215.3 million in the first nine months of fiscal 2010, from $226.3 million in the prior-year period.  Net revenue from the Company’s European segment decreased 2.7% to $524.7 million in the first nine months of fiscal 2010, compared to $539.1 million in the prior-year period.  (In local currency, European segment revenues increased 5.7% for the first nine months of fiscal 2010.)  Licensing segment net revenue decreased 7.3% to $71.9 million in the first nine months of fiscal 2010, from $77.6 million in the prior-year period.

Operating earnings for the first nine months of fiscal 2010 decreased 8.5% to $238.1 million (including a $15.5 million unfavorable currency translation impact) from $260.3 million in the prior-year period.  Operating margin in the first nine months of fiscal 2010 decreased 100 basis points to 16.0%, compared to the prior-year period.  This operating margin decline was the result of lower European product margins, primarily due to the impact of the stronger US dollar on product purchases and occupancy deleverage due to the negative comparable store sales, which were partially offset by higher product margins in North America and Asia and SG&A expense leverage.

Outlook

The Company’s expectations for the fourth quarter of fiscal 2010 ending January 30, 2010, are as follows:

-	Consolidated net revenues are expected to range from $585 million to $605 million.
-	Operating margin is expected to be around 18%.
-	Diluted earnings per share are expected to be in the range of $0.77 to $0.80.

The Company’s expectations for the full fiscal year ending January 30, 2010 are as follows:

-	Consolidated net revenues are expected to range from $2.07 billion to $2.09 billion.
-	Operating margin is expected to be around 16.5%.
-	Diluted earnings per share are expected to range from $2.45 to $2.48.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.125 per share on the Company’s common stock.  The dividend will be payable on December 31, 2009 to shareholders of record at the close of business on December 16, 2009.

The Company will hold a conference call at 4:30 pm (ET) on November 30, 2009 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of October 31, 2009, the Company operated 433 retail stores in the United States and Canada and 753 retail stores outside of North America, of which 115 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the fourth quarter and full year of fiscal 2010 are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic, litigation-related and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 31,		November 1,		October 31,		November 1,
	2009		2008		2009		2008
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$494,998	94.7%	$499,994	94.7%	$1,414,489	95.2%	$1,454,685	94.9%
Net royalties	27,814	5.3%	27,934	5.3%	71,947	4.8%	77,635	5.1%
	522,812	100.0%	527,928	100.0%	1,486,436	100.0%	1,532,320	100.0%

Cost of product sales	285,921	54.7%	286,116	54.2%	840,265	56.5%	837,114	54.6%

Gross profit	236,891	45.3%	241,812	45.8%	646,171	43.5%	695,206	45.4%

Selling, general and administrative expenses	137,917	26.4%	142,432	27.0%	408,049	27.5%	434,891	28.4%

Earnings from operations	98,974	18.9%	99,380	18.8%	238,122	16.0%	260,315	17.0%

Other income (expense):
Interest expense	(778)	(0.1)%	(1,706)	(0.3)%	(1,723)	(0.1)%	(3,530)	(0.2)%
Interest income	277	0.1%	2,000	0.4%	1,461	0.1%	5,086	0.3%
Other, net	(1,340)	(0.3)%	(3,717)	(0.7)%	(1,413)	(0.1)%	(5,349)	(0.4)%

Earnings before income taxes	97,133	18.6%	95,957	18.2%	236,447	15.9%	256,522	16.7%

Income taxes	32,054	6.2%	31,721	6.0%	78,028	5.2%	89,526	5.8%

Net earnings	65,079	12.4%	64,236	12.2%	158,419	10.7%	166,996	10.9%

Net earnings attributable to noncontrolling interests in subsidiaries	1,009	0.1%	219	0.1%	2,247	0.2%	1,346	0.1%

Net earnings attributable to Guess?, Inc.	$64,070	12.3%	$64,017	12.1%	$156,172	10.5%	$165,650	10.8%

Earnings per common share attributable to common stockholders:

Basic (1)	$0.69		$0.68		$1.70		$1.75

Diluted (1)	$0.69		$0.67		$1.68		$1.74

Weighted average common shares outstanding attributable to common stockholders:

Basic	90,941		92,438		90,765		92,799

Diluted (1)	91,778		93,140		91,416		93,533

(1) The Company adopted a new accounting pronouncement in the first quarter of fiscal 2010 that requires the Company to exclude certain earnings and shares related to participating securities from the computation of earnings per common share. The net earnings attributable to participating securities were approximately $886 and $1,159 in the third quarter of fiscal 2010 and fiscal 2009, respectively, and the amount of participating shares for the same periods were 160 and 169, respectively. The effect of the new accounting pronouncement on diluted earnings per common share is to reduce the current quarter by approximately $0.01 per share, reduce the prior year quarter by approximately $0.02 per share and reduce both the current year-to-date period and the prior year-to-date period by approximately $0.03 per share. The prior year's earnings per share has been adjusted to reflect the change.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 31,	November 1,	%	October 31,	November 1,	%
	2009	2008	chg	2009	2008	chg

Net revenue:
Retail operations	$239,518	$235,074	2%	$674,538	$689,371	-2%
Wholesale operations	86,651	78,760	10%	215,265	226,257	-5%
European operations	168,829	186,160	-9%	524,686	539,057	-3%
Licensing operations	27,814	27,934	0%	71,947	77,635	-7%
	$522,812	$527,928	-1%	$1,486,436	$1,532,320	-3%

Earnings (loss) from operations:
Retail operations	$33,110	$27,378	21%	$81,325	$80,358	1%
Wholesale operations	17,717	13,839	28%	35,031	37,184	-6%
European operations	40,801	49,541	-18%	116,233	129,628	-10%
Licensing operations	24,176	24,075	0%	61,863	66,852	-7%
Corporate overhead	(16,830)	(15,453)	9%	(56,330)	(53,707)	5%
	$98,974	$99,380	0%	$238,122	$260,315	-9%

Operating margins:
Retail operations	13.8%	11.6%		12.1%	11.7%
Wholesale operations	20.4%	17.6%		16.3%	16.4%
European operations	24.2%	26.6%		22.2%	24.0%
Licensing operations	86.9%	86.2%		86.0%	86.1%
Total Company	18.9%	18.8%		16.0%	17.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 31,	January 31,	November 1,
	2009	2009	2008

ASSETS

Cash and cash equivalents	$344,862	$294,118	$236,601

Receivables, net	318,472	262,349	299,653

Inventories	261,880	239,675	252,973

Other current assets	81,976	98,047	67,856

Property and equipment, net	254,259	221,416	243,704

Other assets	147,869	130,961	145,893

Total Assets	$1,409,318	$1,246,566	$1,246,680

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$2,577	$24,018	$45,555

Other current liabilities	300,700	311,866	300,573

Borrowing and capital lease obligations	15,457	14,586	14,494

Other long-term liabilities	119,420	110,592	121,181

Redeemable and nonredeemable noncontrolling interests	19,209	12,503	8,132

Guess?, Inc. stockholders' equity	951,955	773,001	756,745

Total Liabilities and Stockholders' Equity	$1,409,318	$1,246,566	$1,246,680

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 31,	November 1,
	2009	2008

Net cash provided by operating activities	$165,401	$93,447

Net cash used in investing activities	(66,058)	(82,435)

Net cash used in financing activities	(54,356)	(41,235)

Effect of exchange rates on cash	5,757	(8,771)

Net increase (decrease) in cash and cash equivalents	50,744	(38,994)

Cash and cash equivalents at the beginning of the year	294,118	275,595

Cash and cash equivalents at the end of the period	$344,862	$236,601

Supplemental information:

Depreciation and amortization	$47,093	$45,015

Rent	130,298	117,966

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count
As of October 31, 2009

	Total	Directly Operated
	Stores	Stores

Region

United States and Canada	433	433

Europe and Middle East	373	77

Asia	327	25

Other	53	13

	1,186	548

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 31,	November 1,
	2009	2008

Number of stores at the beginning of the year	425	373

Store openings	13	50

Store closures	(5)	(1)

Number of stores at the end of the period	433	422

Total store square footage at the end of the period	1,992,000	1,944,000